Exhibit 99.1

Contact:

Assaf Ran, CEO

Yael Shimor-Golan, CFO

(718) 520-1000

SOURCE: DAG Media, Inc.

DAG Media, Inc. to Proceed with the Sale of the Assets and Liabilities of its Jewish Directories

NEW YORK, February 6, 2006 /PRNewswire/ -- DAG Media, Inc. (Nasdaq: DAGM - news) announced today that, pending shareholder approval, it agrees to sell the assets and liabilities of its two Jewish directories, The Jewish Yellow Pages and The Jewish Master Guide (also known as the Kosher Yellow pages), to DAG – Jewish Directories, Inc., a buying entity that was established by a group of sales agencies owners and a few employees of DAG Media, Inc.

DAG Media hired a prominent investment banker to conduct a valuation analysis and to provide a fairness opinion in regards to the value of the directories to DAG Media’s shareholders. The pending purchase price of the assets and liabilities of the Jewish Directories is $875,000 plus an assumption of the accounts payable at the day of the closing. $291,000 will be paid in cash at the closing and the balance in 24 monthly payments bearing 5% interest, per annum.

A definitive asset purchase and sale agreement was executed as of February 6, 2006. The consummation of the sale is contingent upon several closing conditions, including DAG Media receiving shareholder approval and receiving the fairness opinion mentioned above. The Company is in the process of preparing a proxy statement to be mailed to its shareholders, and it will publicly announce the date and time of the special meeting of shareholders at that time. DAG Media and Assaf Ran will also sign a service agreement with the buyers in order to ensure a smooth transition for both companies.

Assaf Ran, Chairman of the board and CEO stated: “After more than six years of operating the two Jewish directories in a public entity, I believe that this transaction will help increase shareholder value in DAG Media, Inc.”

Mr. Ran continued, “The Jewish directories proved to mature and slightly declined in sales in recent reporting periods. Furthermore, we experienced a drift of advertisers from print medias to the Internet. Therefore, as we previously disclosed, we would like to dedicate our efforts, capabilities and resources in Internet opportunities, software development and on-line Yellow Pages solutions”, added Mr. Ran.

This press release is not a substitute for any proxy statement or other filing that may be made with the Securities and Exchange Commission (the "SEC") if the asset sale goes forward. If such documents are filed with the SEC, investors are urged to read them because they will contain important information. Any such documents, once filed, will be available, free of charge, at the SEC's website (www.sec.gov) and by contacting DAG Media at 718-520-1000, or on its website at www.dagmedia.com.

DAG Media publishes and distributes Yellow Pages directories in print and online as well as photography, illustration and design directories. We also operate several web sites that complement our directories at http://www.dagmedia.com

Forward-looking statements in this release are made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, the successful consummation of the sale transaction, the risks with developing its new on-line software solution, the continued acceptance of the Company's new and existing products, increased levels of competition, new products introduced by competitors, changes in the rates of subscriber acquisition and retention, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.